Exhibit 2.3

THE SEVERAL PERSONS

and

MIDATECH PHARMA LIMITED

SHARE EXCHANGE AGREEMENT

relating to the transfer of

shares in MIDATECH LIMITED

THIS DEED is made on the 31st day of October 2014

BETWEEN:

(1)	THE SEVERAL PERSONS details of whom are set at in the Schedule 1 hereto (“Primary Vendors”) together with those who agree to be bound by the terms of this Agreement by way of the entering into of the Acceptance Form (“Additional Vendors”); and

(2)	MIDATECH PHARMA LIMITED a company incorporated in England and Wales under number 09216368 whose registered office is at 8 Clifford Street, London W1S 2LQ (“Purchaser”).

BACKGROUND:

It is proposed that the Purchaser be inserted as a new holding company of the Company and the parties intend to facilitate a share for share reorganisation by way of the transfer of the entire issued share capital of the Company to the Purchaser in consideration for the allotment of new shares in the Purchaser.

IT IS AGREED as follows:

1	INTERPRETATION

1.1	In this Agreement, unless the context otherwise requires, the following expressions have the following meanings:

“Acceptance Form” means the acceptance form as set out in Schedule 3;

“Admission” means the admission of the Consideration Shares to trading on the AIM market of the London Stock Exchange;

“Articles” means the articles of association of the Company as at the date hereof and a reference to “Article” shall mean such of the Articles as is referred to;

“Business Day” means a day other than a Saturday, Sunday or public or other bank holiday on which the London Stock Exchange is open for dealing in securities in the City of London;

“Called Shares” means all shares held by the Called Shareholders;

“Called Shareholders” means those shareholders to whom a Drag Along Notice is sent pursuant to the terms of this Agreement;

“Company” means Midatech Limited (company number 04097593);

“Completion” means completion of the sale and purchase of the Total Shares in accordance with the terms of this Agreement;

“Consideration Shares” means the shares in the Purchaser to be allotted and issued fully paid to the Shareholders in the proportions set out in the Annex hereto;

“Drag Along Notice” shall have the meaning given in Article 19.2 being in the form set out in Schedule 2 hereto;

“Drag Along Option” shall have the meaning given in Article 19.1;

“Encumbrance” means a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third party right or interest, other encumbrance or security interest of any kind, or any other type of security interest having a similar effect;

“Fully paid” includes credited as fully paid;

“Nomad” means Panmure Gordon (UK) Limited;

“Sale Shares” means those ordinary shares of £0.0001 each, A preference shares of £1 each and C preference shares of £0.0001 each in the Company (as the case may be) held by the Primary Vendors and the Additional Vendors;

“Shareholders” means all the shareholders in the Company who hold the Total Shares;

“Shareholders’ Agreement” means the shareholders’ agreement dated 18 November 2013 entered into by the Primary Vendors and others together with the Company, regulating the affairs of the Company and its shareholders; and

“Total Shares” means all the ordinary shares of £0.0001 each, A preference shares of £1 and C preference shares of £0.0001 each in the Company in issue as at the date hereof.

1.2	In this Agreement words importing the singular include the plural and vice versa, words importing any gender include every gender and references to persons include individuals, bodies corporate, unincorporated associations and partnerships.

1.3	References in this Agreement to statutory provisions shall be construed as references to those provisions as respectively replaced, amended or re-enacted or as their application is modified by other provisions from time to time.

1.4	Unless otherwise stated, references in this Agreement to Clauses and Schedules are to the clauses of and schedules to this Agreement.

1.5	The headings to the Clauses of and Schedules to this Agreement do not affect its interpretation.

2	SALE AND PURCHASE

2.1	Each of the Primary Vendors and the Additional Vendors agree to sell and the Purchaser agrees to purchase the legal and beneficial interest in the Sale Shares with effect from Completion with full title guarantee, fully paid and free from all Encumbrances and together with all benefits and rights attaching to such Sale Shares. The Purchaser is not obliged to complete the purchase of any of the Sale Shares unless the purchase of all of the Sale Shares is completed simultaneously.

2.2	Each of the Primary Vendors and the Additional Vendors waives any pre-emption and other rights to which he/it may be entitled pursuant to the Articles, in respect of the transfer of the Sale Shares to the Purchaser pursuant to this Agreement.

2.3	Each of the Primary Vendors hereby give their consent and agreement to the matters contemplated by this Agreement for all purposes including under the Articles and the Shareholders Agreement and which consent in particular shall constitute a “Investor Majority Consent” for the purposes of the Shareholders’ Agreement.

3	CONSIDERATION

3.1	The consideration for the sale of the Sale Shares shall be the allotment and issue by the Purchaser to the Primary Vendors and the Additional Vendors of the Consideration Shares.

3.2	The number of Consideration Shares to be allotted and issued to each of the Shareholders is as set out in the Annex hereto.

4	EXERCISE OF DRAG ALONG

4.1	The Primary Vendors by virtue of the execution of this Agreement and, together with the Additional Vendors, holding not less than the requisite amount of issued share capital of the Company for the purposes of Article 19.1 hereby declare that they wish to exercise the Drag Along Option.

4.2	After execution of this Agreement the Primary Vendors together with the Additional Vendors shall issue a Drag Along Notice to each of the Called Shareholders thereby compelling the sale to the Purchaser of all the Called Shares pursuant to the Articles and shall also request: (a) the execution of a Stock Transfer Form in respect of the Shares held by the Called Shareholders and (b) the delivery of the share certificate (or an indemnity in lieu thereof) for such Shares within five Business Days of the date of the Drag Along Notice.

5	COMPLETION AND CONDITION

5.1	Completion of this Agreement and the obligations hereunder of the parties to this Agreement shall be conditional upon the satisfaction of each of the following:

(a)	Each of the Called Shareholders executing stock transfer forms in respect of the Called Shares attributable to such Called Shareholder in favour of the Purchaser, or such stock transfer forms being signed on behalf of Called Shareholders pursuant to the provision of Article 19.8, (together, “Relevant Stock Transfer Forms”); and

(b)	The allotment and issuance of the Consideration Shares to the Shareholders of the Company in such classes and such numbers as are equivalent to the Sale Shares held or beneficially owned by the Shareholders of the Company, respectively, as of the date of Completion, with all of the equivalent rights, preferences, privileges and restrictions granted to and imposed on each of the classes of the Sale Shares (i.e., the ordinary shares of £0.0001 each, the A preference shares of £1 each, and the C preference shares of £0.0001 each) of the Company, such that at Completion each of the Shareholders of the Company shall own a class (and/or classes) and number of Consideration Shares equivalent to the class (and/or classes) and number of Sale Shares held or beneficially owned by such Shareholder immediately prior to Completion of this Agreement and the full description of such classes and numbers of Consideration Shares shall be set forth in the Annex attached to this Agreement.

5.2	Completion shall take place immediately after satisfaction of the conditions set out in clause 5.1 by all parties hereto.

5.3	On Completion the Primary Vendors and the Additional Vendors shall:

(a)	deliver to the Purchaser stock transfer forms in respect of the Sale Shares;

(b)	deliver to the Company the Relevant Stock Transfer Forms in respect of the Called Shares; and

(c)	procure that a meeting of the board of directors of the Company is held at which the stock transfer forms referred to in clause 5.3(a) and the Relevant Stock Transfer Forms are approved (subject only to stamping), in each case in a form reasonably acceptable to the Purchaser.

5.4	On Completion the Purchaser shall:

(a)	allot and issue the Consideration Shares to the Shareholders fully paid and free from all Encumbrances and together with all benefits and rights attaching to such Consideration Shares; and

(b)	procure that the Shareholders are registered in the register of members of the Purchaser in respect of the Consideration Shares and procure the delivery of definitive share certificates in respect of the Consideration Shares allotted and issued to them.

5.5	On and with effect from Completion, the Purchaser shall enter into a written shareholders agreement (and which shall be consistent with its own articles of association adopted in equivalent terms to the Articles of Association) regulating the affairs of the Purchaser and its shareholders (the “Purchaser Shareholders Agreement”), with all of those Shareholders who are a party to the Shareholders Agreement (i.e., the Shareholders Agreement of the Company dated as of 18 November 2013), which Purchaser Shareholders Agreement shall be in the same form, and having the same terms and conditions, as the Shareholders Agreement, save for the name of the Purchaser, the effective date of the Purchaser Shareholders Agreement and reference to the Consideration Shares as the replacement for the Sale Shares (subject to clause 5.1(b) above) pursuant to the reorganization contemplated by this Agreement, such that the terms and conditions of the Purchaser Shareholders Agreement shall result in the regulation of the affairs of the Purchaser and its shareholders in an identical manner as the regulation of the affairs of the Company and the Shareholders under the Shareholders Agreement prior to Completion (including, without limitation, as to all terms, conditions, rights, and preferences of all options and warrants for shares in the capital of the Company which are outstanding as of Completion of this Agreement); and further the Purchaser Shareholders Agreement shall state by its terms that it (and such options and warrants and together with the continuing holding of the Consideration Shares) shall remain in full force and effect until such time as the board of directors of the Purchaser approves and the Shareholders (acting in accordance with the terms of the voting requirements of the Shareholders Agreement) agree in writing after Completion of this Agreement to the Admission of the Consideration Shares on the AIM market of the London Stock Exchange.

5.6	The Primary Vendors and Additional Vendors each consent to their names being entered in the register of members of the Purchaser in respect of the Consideration Shares allotted and issued to them pursuant to clause 5.4(a) and agree that they will take such Consideration Shares with the benefit of the rights and subject to the restrictions set out in the articles of association of the Purchaser.

5.7	The Purchaser will not be obliged to complete the purchase of the Sale Shares unless the Primary Vendors comply with their obligations under Clause 4.2.

5.8	This Agreement may not be terminated or rescinded after Completion.

6	WARRANTIES AND COVENANT

6.1	Each of the Primary Vendors and Additional Vendors severally warrant to the Purchaser that:

(i)	the Sale Shares have been fully paid up;

(ii)	no other person has the right (whether actual or contingent) to call for the transfer of any such Sale Shares under any option or other agreement, arrangement or commitment and no person has claimed to be entitled to any of the foregoing;

(iii)	there is no Encumbrance over or affecting any such Sale Shares, there is no agreement, arrangement or commitment whatsoever to give, grant or create such Encumbrance; and no claim has been made or threatened by any person to be entitled to any such Encumbrance; and

(iv)	they have the requisite power and authority to transfer the Sale Shares.

6.2	Each of the Primary Vendors and Additional Vendors severally covenant with the Purchaser that:

(i)	they shall, and shall procure that all necessary third parties shall likewise, do, execute and perform all such further deeds documents and assurances acts and things as the Purchaser at or after Completion may reasonably require to give effect to the terms of this Agreement; and

(ii)	share certificates in respect of his/its shares has been delivered to the Company for cancellation or (ii) where it has not been delivered it has either been lost or has at no time been issued by the Company.

6.3	Each of the Primary Vendors and Additional Vendors severally covenant with the Purchaser to observe each of the obligations set out in Schedule 4 (Lock In Conditions) with effect from Admission in relation to Consideration Shares issued to and held by such Primary Vendor or Additional Vendor.

7	COSTS

Each party shall pay its own costs relating to the negotiation, preparation, execution and performance of this Agreement.

8	FURTHER ASSURANCE

Each of the parties shall use all reasonable endeavours to do, or procure to be done, all further acts and things and execute, or procure the execution of, any other documents which the Primary Vendors, the Additional Vendors and the Purchaser may from time to time require for the purpose of giving the Primary Vendors, the Additional Vendors and the Purchaser the full benefit of the provisions of this Agreement.

9	GENERAL

9.1	No variation of this Agreement shall be effective unless it is in writing and signed by the parties to this Agreement.

9.2	This Agreement shall be binding upon and shall endure for the benefit of the successors in title of the parties to this Agreement.

9.3	All provisions of this Agreement shall continue in full force and effect notwithstanding Completion except in respect of those provisions already performed at Completion.

9.4	No neglect, delay or indulgence on the part of any party in enforcing any term of this Agreement will be construed as a waiver and no single or partial exercise by any party of any rights or remedy under this Agreement will preclude or restrict the further exercise or enforcement of any such right or remedy.

9.5	Other than clause 6.3 which may be enforceable by Panmure Gordon (UK) Limited, any person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to benefit from or enforce any term of the Agreement but this Clause does not affect any right or remedy of a third party which exists or is available apart from pursuant to the Contracts (Rights of Third Parties) Act 1999.

10	ENTIRE AGREEMENT

This Agreement and the documents referred to in it, constitute the entire agreement and understanding of the parties and supersede any previous agreements between the parties relating to the subject matter contained in this Agreement.

11	ASSIGNMENT

None of the parties may, without the prior written consent of each of the others, assign, transfer or sub-contract or purport to assign, transfer or sub-contract (whether at law or in equity) any right or obligation under this Agreement.

12	ACCEPTANCE FORMS AND COUNTERPARTS

12.1	Execution of the Acceptance Form on the part of a Shareholder shall be deemed to be an acceptance of and adherence to the terms of this Agreement.

12.2	This Agreement may be executed in any number of counterparts (including any Acceptance Forms) each of which when executed (including any Acceptance Forms) shall be an original but all together shall constitute one and the same instrument.

13	NOTICES

13.1	Any notice or other communication given under this Agreement shall be in writing and shall be delivered personally or sent by a recognised international overnight courier to the parties’ respective registered offices, addresses or other addresses set out in this Agreement (as applicable) or as otherwise notified by them from time to time (in accordance with the provisions of this Clause).

13.2	In the absence of evidence of earlier receipt, a notice or other communication is deemed given:

(a)	if delivered personally, when left at the address referred to in Clause 13.1; or

(b)	if sent by a recognised international overnight courier, two Business Days from the date of consignment into the hands of the courier.

13.3	In proving the giving of a notice it shall be sufficient to prove that the notice was left or that the envelope containing such notice was consigned with the courier and signed for at its destination on behalf of the intended recipient.

14	GOVERNING LAW AND JURISDICTION

14.1	This Agreement and any dispute or claim arising out of or in connection with this Agreement or its subject matter or formation (including contractual and non-contractual disputes or claims) shall be governed by and construed in accordance with English law.

14.2	The parties irrevocably agree to submit to the exclusive jurisdiction of the courts of England to settle any disputes which may arise out of or in connection with this Agreement, its subject matter or formation (including any dispute or claim relating to any contractual or non-contractual obligations) and agree that this Agreement may be enforced in any court of competent jurisdiction.

IN WITNESS whereof this Agreement has been duly executed as a deed and is intended to be and is delivered on the date first above written.

SCHEDULE 1

The Primary Vendors

VENDOR NAME	ORDINARY SHARES	A PREFERENCE SHARES	C PREFERENCE SHARES
Ippon Capital SA	N/A	N/A	534,292
Ferracom Establishment	738,552	1,000,000	284,539
Mono Sol RX	396,167	N/A	35,804
Nanoline L.P. Limited	330,001	N/A	127,270

SCHEDULE 2

Drag Notice

[MIDATECH PHARMA HEADED PAPER]

[Shareholder Name]

[Shareholder Address]

Dear Sir

MIDATECH LIMITED – IRREVOCABLE DRAG ALONG NOTICE

This letter is an irrevocable Drag Along Notice pursuant to article 19.2 of the articles of association of Midatech Limited (“Article 19.2”) notifying you that shareholders holding: (i) 51 per cent. or more of the Ordinary Shares; and (ii) 75 per cent or more of the C Preference Shares in the capital of the Company have consented to the entering into of a Share Exchange Agreement dated ● October 2014 and the associated sale of their shares in the capital of Midatech Limited in consideration for shares in the capital of Midatech Pharma Limited (“Holding Company”).

You are hereby notified that pursuant to Article 19.2 you are required to transfer all of your shares in the capital of Midatech Limited (“Company”) to the Holding Company (the “Called Shares”). The consideration for the sale of the Called Shares shall be the same for all holders of shares in the capital of the Company, being shares of equivalent class in the capital of the Holding Company per Called Share and to be held in the same proportion.

You are requested to immediately sign the enclosed stock transfer form and return it to the Company at the address above. Please note that should the signed stock transfer form not be delivered to the Company within 5 working days, the directors shall be authorised to sign the stock transfer form on your behalf under article 19.8 of the articles of association of the Company.

Yours faithfully

Jim Phillips

for and on behalf of Midatech Pharma Limited

SCHEDULE 3

Acceptance Form

To: Midatech Pharma Limited

8 Clifford Street

LONDON W1S 2LQ

Adherence to the Share Exchange Agreement with Midatech Pharma Limited dated [●] October 2014 (“Share Exchange Agreement”) regarding the transfer of shares in Midatech Limited (“the Company”).

Acceptance

1	The Person set forth in the signing box of this Form is a shareholder of the Company and the beneficial owner of the Shares (the “Shareholder”). In return for the Consideration Shares offered by the Purchaser in respect of the Shares of which I/we as Shareholder are the beneficial owner (“Shares”), I/we hereby irrevocably agree to transfer the Shares in consideration for shares in the Purchaser and further agree with the Purchaser the terms and conditions of the Share Exchange Agreement.

General undertaking

2	The Shareholder set forth in the Signing Box of this Form: (a) agrees to become an Additional Vendor (as defined in the Share Exchange Agreement) and to sell the Shares to the Purchaser on the terms of the Share Exchange Agreement and (b) irrevocably covenants and undertakes with the Purchaser from the date hereof not to sell, transfer, charge, encumber, grant any option over or otherwise dispose of or permit the sale, charging or other disposition or creation or grant of any other Encumbrance or over all or any of the Shares or agree to do any of the above, which would prevent me/us from or compromise the ability to comply with the obligations in the Share Exchange Agreement.

General

3	The Person set forth in the Signing Box of this Form recognises and acknowledges that the transfer of shares shall be made by and will be governed only by the Share Exchange Agreement and waives all and any of their rights of pre-emption in relation to the Shares whether under any Shareholder Agreement, statutory provision or enactment or under the articles of association of the Company.

4	All capitalised terms used in this Form will have the same meaning as those contained in the Share Exchange Agreement unless otherwise defined in this Form.

Further Confirmations

5	The Person set forth in the Signing Box of this Form is the registered owner of the number of Shares there stated, free and subject to the waiver of pre-emption rights by all Shareholders clear of any Encumbrance.

SIGNING BOX

Shares to which this Acceptance Form relates

Number of Shares		Name and Address of Registered holder	Name and Address of Beneficial owner of Shares (if different)
Ordinary	C Preference

The Shareholder / on behalf of Shareholder		Execution as a company

Execution as an Individual		Signed by Director

Signed by:		Name:

Name:		Witness Signature

Witness signature:		Name

Name:		Address

Address:

Dated:	2014	Dated:	2014

SCHEDULE 4

Lock-In Conditions

In this Schedule 4 any reference to a “Seller” shall be deemed to be a reference to each of the Primary Vendors and the Additional Vendors (as the case may be):

1.	General Undertaking

1.1	Each Seller undertakes to the Purchaser and the Nomad (for so long as it remains nominated adviser or broker to the Purchaser) that without the prior written consent of each of the Purchaser and the Nomad (or the broker for the time being of the Purchaser if it is not the Nomad (the “Replacement Broker”) (acting in their absolute discretion) and save in the circumstances set out in paragraph 2 below, the Seller will not during the Restricted Period Dispose of the legal or beneficial ownership of, or any other interest in, the Restricted Shares.

1.2	Each Seller further undertakes to the Purchaser and the Nomad that, save in the circumstances set out in paragraph 2 below, during the Orderly Market Period the Seller will only Dispose of the legal or beneficial ownership of, or any other interest in, the Restricted Shares through the Nomad or the Replacement Broker in such manner as the Nomad or the Replacement Broker (as the case may be) may reasonably require so as to ensure an orderly market in the Restricted Shares.

1.3	The Seller undertakes to use all reasonable endeavours to ensure that his or its Associates comply with the restrictions contained in this paragraph 1 in respect of any Restricted Shares in which such person is interested.

1.4	The Seller consents to the inclusion in the Admission Document of references to the undertakings in this Agreement relating to the Restricted Shares together with a summary of its contents.

2.	Exceptions

2.1	The restrictions contained in paragraph 1 shall not prevent a Disposal:

(a)	to an Associate;

(b)	to any person acting in the capacity of trustee of a trust created by the Seller or upon any change of trustees of a trust so created provided that the trust is established for charitable purposes or there are no persons beneficially interested under the trust other than the Seller and his Associates;

(c)	in acceptance of a general offer (or by the giving of an irrevocable undertaking to accept such offer) made to shareholders of the Purchaser to acquire all the shares in the Purchaser (other than any shares which are already owned by the person making such offer and any other person acting in concert with him);

(d)	under any scheme or reconstruction under section 110 of the Insolvency Act 1986 to the Purchaser;

(e)	pursuant to any compromise or arrangement under Part 26 of the Companies Act 2006 providing for the acquisition by any person (or group of persons acting in concert) of 50 per cent. or more of the equity share capital of the Purchaser and which compromise or arrangement has been sanctioned by the courts;

(f)	pursuant to an intervening court order; or

(g)	by the personal representatives after the death of the Seller.

2.2	The provisions of paragraph 2.1(a) shall be subject to the proposed transferee agreeing with the Nomad and the Purchaser to be bound by its restrictions by the execution of a deed of adherence in Agreed Form.

3.	Remedies

In view of the difficulties in placing a monetary value upon the effects of any breach of the terms of the undertakings referred to in this Schedule, each Seller recognises that each of the Nomad and/or the Purchaser will be entitled to seek and each Seller shall not raise any objection to the Nomad and/or the Purchaser seeking injunctive relief as well as any other relief which may be appropriate under the circumstances in any court of competent jurisdiction in the event of any breach or anticipatory breach of the obligations set out in this Schedule.

4.	Definitions

In this Schedule 7 the following definitions shall apply:

“Associate” shall have the meaning in relation to any Seller that is ascribed to it in paragraph (c) of the definition of “related party” in the AIM Rules as if the Seller fell within paragraphs (a) and/or (b) of such definition and “Associates” shall be construed accordingly;

“Dispose of” or “Disposal” means directly or indirectly mortgaging, pledging, charging, assigning selling, transferring, subscribing or otherwise disposing, including agreeing (conditionally or unconditionally) to do the same:

“Orderly Market Period” means the period of twelve months commencing on the expiry of the Restricted Period.

“Restricted Period” means the period from the date of Admission up to and including the date falling twelve months after Admission;

“Restricted Shares” means the Consideration Shares and any interests in the Purchaser held by the Seller or an Associate as at Admission and includes any shares of any class or any interest in any shares in the Purchaser or any rights arising from or attached to any such shares including but not limited to any such shares in the Purchaser which convert or are converted into shares in the Purchaser on or prior to Admission, any other Consideration Shares which may be deferred and any shares which a Seller subsequently acquires in the Purchaser which are derived from such shares in the Purchaser including without prejudice to the generality of the foregoing from any sub-division, bonus issue, open offer or rights issue, and any shares in the Purchaser arising from the exercise of options.

EXECUTED as a DEED by IPPON CAPITAL SA

Signature		/s/ Pavlo Protopapa

in the presence of:

Witness’s signature	/s/ A. Riches
Name	A. Riches

EXECUTED as a DEED by FERRACOM ESTABLISHMENT

Signature		/s/ Steven Press

in the presence of:

Witness’s signature	/s/ Patrick Fuchs
Name	Patrick Fuchs

EXECUTED as a DEED by MONO SOL RX

Signature		/s/ Keith Kendall

in the presence of:

Witness’s signature	/s/ Robert C. Arnold
Name	Robert C. Arnold

EXECUTED as a DEED by NANOLINE L.P. LIMITED

Signature		/s/ John Cochran

in the presence of:

Witness’s signature	/s/ Cindy Talley
Name	Cindy Talley

EXECUTED as a DEED by MIDATECH PHARMA LIMITED acting by:

Signature of Director		/s/ N. Robbins-Cherry

Print name of Director		N. Robbins-Cherry

in the presence of:

Witness’s signature	/s/ Susan Mir-Shekan
Name	Susan Mir-Shekan